Exhibit 99.1

IAC REPORTS Q4 RESULTS

NEW YORK— February 9, 2010—IAC (Nasdaq: IACI) released fourth quarter 2009 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q4 2009	Q4 2008	Growth	FY 2009	FY 2008	Growth
Revenue	$367.2	$351.0	5%	$1,375.8	$1,445.1	-5%

Operating Income Before Amortization	41.4	28.1	47%	102.8	100.1	3%
Adjusted Net Income	26.6	249.6	-89%	73.1	265.5	-72%
Adjusted EPS	0.20	1.69	-88%	0.51	1.80	-72%

Operating Loss	(1,036.4)	(21.8)	NM	(1,058.5)	(62.0)	NM
Net (Loss) Earnings	(1,012.9)	227.4	NM	(978.8)	(156.2)	NM
GAAP Diluted EPS	(7.94)	1.57	NM	(7.06)	(1.08)	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•                  Q4 Operating Income Before Amortization grew year over year principally due to cost savings related to the shutdown or sale of certain businesses as well as improved results in our Search and Match segments. Q4 Revenue and Operating Income Before Amortization at Search grew year over year for the first time since Q3 2008.

•                  Free Cash Flow for the twelve months ended December 31, 2009 was $196.9 million, up 343% over the prior year, while cash flow attributable to continuing operations was $331.5 million, up 208% over the prior year.

•                  IAC repurchased 15.8 million shares of common stock between October 27, 2009 and February 5, 2010 at an average price of $19.75 per share or $311.3 million in aggregate.

•                  Q4 Net Loss includes a $991.9 million after-tax impairment charge related to the goodwill and intangible assets of IAC Search & Media, which comprises our Search properties, excluding Citysearch, and a $12.2 million after-tax write-down of the derivative asset created in connection with the HSE sale, which impacted GAAP EPS by $7.77 and $0.10, respectively. These charges did not impact Adjusted Net Income.

•                  Net Income and Adjusted Net Income in the prior year included a gain associated with the sale of Jupiter Shop Channel, partially offset by write-downs of various investments and impairment charges, which impacted Net Income and Adjusted Net Income by $205.7 million and $223.6 million, respectively, and GAAP EPS and Adjusted EPS by $1.42 and $1.51, respectively.

Principal Areas of Focus:

•                  Search: Grew queries strongly. Active toolbars increased by 35% from the year ago period; now over 67 million active toolbars.

•                  Local: Citysearch grew the CityGrid publisher network 15% sequentially. Smartphone downloads across all local IAC properties nearly tripled while smartphone downloads across all IAC properties increased more than 5 fold.  ServiceMagic grew domestic service providers by 21% over the year ago period.

•                  Personals: Announced joint venture with Meetic in Latin America as we continue to pursue maximizing value internationally.  Excluding PeopleMedia and Match Europe, grew subscribers 3% driven by higher growth of U.S. subscribers.

•                  Media: Electus announced an original content production and distribution partnership with Yahoo!, an exclusive partnership with Will Arnett and Jason Bateman to launch a new digital comedic content and marketing company and an international distribution deal with Shine International.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2009	Q4 2008	Growth
	$ in millions
Revenue
Search	$185.4	$180.4	3%
Match	83.3	88.1	-6%
ServiceMagic	38.2	25.3	51%
Media & Other	63.5	59.6	6%
Intercompany Elimination	(3.1)	(2.5)	-26%
	$367.2	$351.0	5%
Operating Income Before Amortization
Search	$29.0	$27.6	5%
Match	28.8	28.0	3%
ServiceMagic	1.8	2.0	-8%
Media & Other	(0.5)	(14.0)	96%
Corporate	(17.8)	(15.5)	-15%
	$41.4	$28.1	47%
Operating (Loss) Income
Search	$(1,020.6)	$7.8	NM
Match	22.6	24.8	-9%
ServiceMagic	1.4	1.4	2%
Media & Other	(1.2)	(30.4)	96%
Corporate	(38.6)	(25.3)	-53%
	$(1,036.4)	$(21.8)	NM

Note: During the fourth quarter of 2009, IAC renamed and realigned its reportable segments.  The Media & Advertising segment has been renamed “Search”, and the Emerging Businesses segment has been renamed “Media & Other.”  Evite has been moved from the Search segment (formerly Media & Advertising) to the Media & Other segment (formerly Emerging Businesses).

Search

Search consists of our search properties such as Ask.com, Fun Web Products, and Dictionary.com, our distribution business, which includes distributed search, sponsored listings and toolbars, and Citysearch.

Search revenue reflects an increase in proprietary queries and the continued growth in distributed toolbar partners and queries, partially offset by a decline in revenue per query.  Ask.com’s site enhancements have improved monetization, leading to increased revenue per query, but have resulted in fewer queries per visit as users find their desired results more quickly.  Citysearch’s revenue declined, primarily reflecting lower display revenue due to lower pricing and a planned reduction in inventory availability.

Operating Income Before Amortization was favorably impacted by higher revenue and lower marketing costs, partially offset by higher traffic acquisition costs as a percentage of revenue versus the year ago period.  Operating loss in the current year was negatively impacted by impairment charges totaling $1.045 billion related to the goodwill and intangible assets of IAC Search & Media.  These charges were identified in our annual impairment assessment and are due to lower growth projections for revenue and profits for IAC Search & Media in future years that reflect the Company’s consideration of industry growth rates, competitive dynamics and IAC Search & Media’s current operating strategies and the impact of these factors on the fair value of IAC Search & Media and its goodwill and intangible assets.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Revenue declined reflecting the sale of Match Europe to Meetic on June 5th, partially offset by the contribution from PeopleMedia which was not in the year ago period.  Excluding the results of Match Europe and PeopleMedia, revenue and subscribers grew 5% and 3%, respectively.  Operating Income Before Amortization increased reflecting the inclusion of PeopleMedia, partially offset by the absence of Match Europe.  Operating income in 2009 was negatively impacted by increases of $1.7 million and $1.3 million in amortization of intangibles and amortization of non-cash marketing, respectively. The increase in amortization of intangibles is due to the acquisition of PeopleMedia.

ServiceMagic

ServiceMagic revenue reflects 46% growth in domestic service requests, driven primarily by increased marketing efforts, and a 21% growth in domestic service providers. Revenue also benefited from the contribution of ServiceMagic International and Market Hardware, which were not in the year ago period.  Operating Income Before Amortization declined over the year ago period due to losses at ServiceMagic International; domestically Operating Income Before Amortization grew slower than revenue due to increased marketing expense per service request and higher operating expenses primarily associated with the expansion of the sales force.

Media & Other

Media & Other includes Electus, The Daily Beast, InstantAction.com, CollegeHumor, Notional, Vimeo, Pronto.com, Evite, Gifts.com and Shoebuy.com.  Revenue increased reflecting a strong holiday season for Shoebuy.com, the inclusion of Notional in the current period, continued growth at CollegeHumor and increased subscribers at Vimeo, partially offset by the absence of revenue from Reserve America in the current year period following its sale on January 31, 2009.  Operating Income Before Amortization improved principally due to cost savings related to the shutdown or sale of certain businesses.  Operating losses in the prior year included a $15.0 million impairment charge related to the goodwill and intangible assets of Connected Ventures.

Corporate

Corporate expenses increased due to a reduction in insurance reserves in the prior year due to favorable loss experience and expense in the current year related to a non-income tax issue.  Operating loss was impacted by an increase of $11.1 million in non-cash compensation expense due in part to the reversal of the cumulative expense in the year ago period related to certain performance based RSUs which were not probable of vesting and the expense related to awards granted subsequent to Q4 2008.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q4 2009 was impacted by a $19.9 million pre-tax write-down related to the derivative asset created in connection with the HSE sale and a $3.4 million pre-tax gain related to the sale of OpenTable Inc. common stock.

The Q4 2008 period included the sale of our investment in Jupiter Shop Channel on December 8, 2008 for $493 million that resulted in a pre-tax gain of $352 million.  This gain was partially offset by a $34.1 million pre-tax impairment charge to write down the value of our investment in Arcandor AG received in connection with the HSE sale and an $18.8 million impairment charge related to certain investments which the Company had determined to be other than temporarily impaired.  In addition, Q4 2008 other income (expense) included $8.6 million in equity income related to Jupiter Shop Channel.

The effective tax rate for continuing operations was 5% in Q4 2009. This effective tax rate was lower than the statutory rate of 35% due principally to non-deductible impairment charges related to IAC Search & Media.  The Q4 2009 effective tax rate for Adjusted Net Income was 34% and was lower than the statutory rate of 35% due principally to foreign income taxed at lower rates partially offset by state taxes.  The effective tax rates for continuing operations and Adjusted Net Income in Q4 2008 were 23% and 32%, respectively. These effective tax rates were lower than the statutory rate of 35% due principally to foreign tax credits generated by the sale of Jupiter Shop Channel and foreign income taxed at lower rates, partially offset by an increase in valuation allowances on deferred tax assets related to other than temporary losses related to investments. The effective tax rate for continuing operations was also impacted by a decrease in the valuation allowance on the deferred tax asset related to the Arcandor impairment.

LIQUIDITY AND CAPITAL RESOURCES

During Q4 IAC repurchased 11.2 million shares at an average price of $19.38 per share.  IAC is currently authorized by its Board of Directors to repurchase up to 5.8 million shares of its outstanding common stock. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook. As of December 31, 2009, IAC had approximately $1.7 billion in cash and marketable securities, and $95.8 million in long-term debt.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

	Q4 2009	Q4 2008	Growth

SEARCH
Revenue by traffic source (a)

Proprietary	73%	70%
Network	27%	30%

MATCH
Paid Subscribers (000s)	1,377	1,347	2%

SERVICEMAGIC
Service Requests (000s) (b)	1,251	854	46%
Accepts (000s) (c)	1,620	1,114	45%

(a)	Proprietary includes, but is not limited to, Ask.com, Fun Web Products, and Dictionary.com. Network includes, but is not limited to, distributed search, sponsored listings, and toolbars.
(b)	Fully completed and submitted domestic customer requests for service on ServiceMagic.
(c)

The number of times service domestic customer requests for service are accepted by domestic service professionals. A service request can be transmitted to and accepted by more than one service professional.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	2/5/10	Dilution at:

Share Price			$21.17	$25.00	$30.00	$35.00	$40.00

Absolute Shares as of 2/5/10	116.6		116.6	116.6	116.6	116.6	116.6

RSUs and Other	5.0		4.9	4.6	4.3	4.1	4.0
Options	14.6	$20.92	1.8	3.2	4.8	6.0	7.0
Warrants	18.3	$28.08	0.0	0.0	1.4	3.6	5.5

Total Treasury Method Dilution			6.8	7.9	10.5	13.8	16.4
% Dilution			5.5%	6.3%	8.3%	10.6%	12.4%
Total Treasury Method Diluted Shares Outstanding			123.3	124.4	127.1	130.3	133.0

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q4 financial results on Tuesday, February 9, 2010 at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenue	$367,156	$350,995	$1,375,788	$1,445,095
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	122,849	120,191	449,790	477,390
Selling and marketing expense	116,102	111,501	474,639	459,021
General and administrative expense	76,724	67,950	289,462	352,538
Product development expense	15,046	14,651	64,307	71,536
Depreciation	16,253	18,996	64,633	71,051
Amortization of non-cash marketing	8,364	7,997	15,868	20,002
Amortization of intangibles	131,360	19,890	157,671	43,918
Goodwill impairment	916,868	11,600	917,924	11,600
Total costs and expenses	1,403,566	372,776	2,434,294	1,507,056

Operating loss	(1,036,410)	(21,781)	(1,058,506)	(61,961)

Other income (expense):
Interest income	1,672	4,434	10,218	24,759
Interest expense	(1,753)	(1,498)	(5,823)	(32,364)
Equity in (losses) income of unconsolidated affiliates	(6,041)	1,267	(14,014)	16,640
Gain on sale of long-term investments	3,265	351,968	28,835	381,099
Other (expense) income	(18,520)	(47,978)	71,759	(234,690)
Total other (expense) income, net	(21,377)	308,193	90,975	155,444

(Loss) earnings from continuing operations before income taxes	(1,057,787)	286,412	(967,531)	93,483
Income tax benefit (provision)	52,248	(65,876)	(1,485)	37,697
(Loss) earnings from continuing operations	(1,005,539)	220,536	(969,016)	131,180
Gain on sale of a discontinued operation, net of tax	—	—	—	23,314
(Loss) income from discontinued operations, net of tax	(7,424)	2,227	(10,896)	(316,544)
Net (loss) earnings	(1,012,963)	222,763	(979,912)	(162,050)
Net loss attributable to noncontrolling interest	32	4,654	1,090	5,849
Net (loss) earnings attributable to IAC shareholders	$(1,012,931)	$227,417	$(978,822)	$(156,201)

Per share information attributable to IAC shareholders:
Basic (loss) earnings per share from continuing operations	$(7.88)	$1.60	$(6.98)	$0.98
Diluted (loss) earnings per share from continuing operations	$(7.88)	$1.56	$(6.98)	$0.95

Basic (loss) earnings per share	$(7.94)	$1.62	$(7.06)	$(1.12)
Diluted (loss) earnings per share	$(7.94)	$1.57	$(7.06)	$(1.08)

Non-cash compensation expense by function:
Cost of revenue	$988	$286	$3,136	$3,831
Selling and marketing expense	921	330	3,191	4,432
General and administrative expense	17,829	9,228	58,711	71,585
Product development expense	1,461	521	4,848	6,691
Total non-cash compensation expense	$21,199	$10,365	$69,886	$86,539

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$1,245,997	$1,744,994
Marketable securities	487,591	125,592
Accounts receivable, net	101,834	98,402
Other current assets	164,627	215,630
Total current assets	2,000,049	2,184,618

Property and equipment, net	297,412	330,261
Goodwill	999,355	1,910,295
Intangible assets, net	261,172	386,756
Long-term investments	272,930	120,582
Other non-current assets	184,971	318,808
TOTAL ASSETS	$4,015,889	$5,251,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$39,173	$48,876
Deferred revenue	57,822	50,886
Accrued expenses and other current liabilities	193,282	179,928
Total current liabilities	290,277	279,690

Long-term debt	95,844	95,844
Income taxes payable	450,129	403,043
Other long-term liabilities	23,633	22,436

Redeemable noncontrolling interest	28,180	22,771

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	223	210
Class B convertible common stock	16	16
Additional paid-in capital	11,322,993	11,112,014
(Accumulated deficit) retained earnings	(751,377)	227,445
Accumulated other comprehensive income	24,503	2,180
Treasury stock	(7,468,532)	(6,914,329)
Total shareholders’ equity	3,127,826	4,427,536
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,015,889	$5,251,320

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Twelve Months Ended December 31,
	2009	2008

Cash flows from operating activities attributable to continuing operations:
Net loss	$(979,912)	$(162,050)
Less: loss from discontinued operations, net of tax	10,896	293,230
(Loss) earnings from continuing operations	(969,016)	131,180
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	64,633	71,051
Amortization of non-cash marketing	15,868	20,002
Amortization of intangibles	157,671	43,918
Goodwill impairment	917,924	11,600
Impairment of long-term investments	4,936	180,021
Non-cash compensation expense	69,886	86,539
Deferred income taxes	28,689	(158,749)
Equity in losses (income) of unconsolidated affiliates	14,014	(16,640)
Gain on sale of Match Europe	(132,244)	—
Loss on extinguishment of Senior Notes	—	63,218
Gain on sale of long-term investments	(28,835)	(381,099)
Net decrease (increase) in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	58,097	(6,185)
Changes in current assets and liabilities:
Accounts receivable	(16,300)	7,653
Other current assets	6,712	(4,957)
Accounts payable and other current liabilities	17,414	(80,638)
Income taxes payable	100,038	119,495
Deferred revenue	12,753	6,422
Other, net	9,299	14,845
Net cash provided by operating activities attributable to continuing operations	331,539	107,676
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(85,534)	(148,631)
Capital expenditures	(37,922)	(65,554)
Proceeds from sales and maturities of marketable securities	229,583	356,252
Purchases of marketable securities	(586,274)	(169,958)
Proceeds from sales of long-term investments	64,046	549,305
Purchases of long-term investments	(6,482)	(67,936)
Proceeds from sale of discontinued operations	—	32,246
Net cash distribution from spun-off businesses	—	441,658
Other, net	(4,022)	42
Net cash (used in) provided by investing activities attributable to continuing operations	(426,605)	927,424
Cash flows from financing activities attributable to continuing operations:
Repurchase of Senior Notes	—	(519,944)
Purchase of treasury stock	(545,489)	(145,590)
Issuance of common stock, net of withholding taxes	151,933	(10,564)
Excess tax benefits from stock-based awards	796	763
Settlement of vested stock-based awards denominated in subsidiaries’ equity	(14,331)	—
Other, net	1,078	1,219
Net cash used in financing activities attributable to continuing operations	(406,013)	(674,116)
Total cash (used in) provided by continuing operations	(501,079)	360,984
Net cash (used in) provided by operating activities attributable to discontinued operations	(3,519)	266,389
Net cash used in investing activities attributable to discontinued operations	—	(495,130)
Net cash provided by financing activities attributable to discontinued operations	—	50,484
Total cash used in discontinued operations	(3,519)	(178,257)
Effect of exchange rate changes on cash and cash equivalents	5,601	(23,035)
Net (decrease) increase in cash and cash equivalents	(498,997)	159,692
Cash and cash equivalents at beginning of period	1,744,994	1,585,302
Cash and cash equivalents at end of period	$1,245,997	$1,744,994

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2009	2008
Net cash provided by operating activities attributable to continuing operations	$331.5	$107.7
Capital expenditures	(37.9)	(65.6)
Net tax (refunds) payments related to the sale of certain businesses and investments	(96.7)	2.3
Free Cash Flow	$196.9	$44.4

For the twelve months ended December 31, 2009, consolidated Free Cash Flow increased by $152.5 million from the prior year period due principally to lower capital expenditures, discretionary cash bonuses for 2008 being paid in Q4 2008 (such bonuses for 2009 are expected to be paid in Q1 2010), income tax refunds and lower cash interest expense.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Diluted (loss) earnings per share	$(7.94)	$1.57	$(7.06)	$(1.08)
GAAP diluted weighted average shares outstanding	127,650	144,793	138,599	143,976
Net (loss) earnings attributable to IAC shareholders	$(1,012,931)	$227,417	$(978,822)	$(156,201)
Non-cash compensation expense	21,199	10,365	69,886	86,539
Amortization of non-cash marketing	8,364	7,997	15,868	20,002
Amortization of intangibles	131,360	19,890	157,671	43,918
Goodwill impairment	916,868	11,600	917,924	11,600
Arcandor impairment	151	34,112	4,593	166,699
Gain on sale of Match Europe	—	—	(132,244)	—
Net decrease (increase) in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	20,561	—	58,765	(6,330)
Gain on sale of VUE interests and related effects	2,082	1,545	7,003	6,786
Gain on sale of a discontinued operation, net of tax	—	—	—	(23,314)
Discontinued operations, net of tax	7,424	(2,227)	10,896	316,544
Impact of income taxes and noncontrolling interest	(68,522)	(61,082)	(58,459)	(200,770)
Adjusted Net Income	$26,556	$249,617	$73,081	$265,473

Adjusted EPS weighted average shares outstanding	132,690	147,871	142,958	147,230

Adjusted EPS	$0.20	$1.69	$0.51	$1.80

GAAP Basic weighted average shares outstanding	127,650	140,520	138,599	139,850
Options, warrants and RSUs, treasury method	—	4,273	—	4,126
GAAP Diluted weighted average shares outstanding	127,650	144,793	138,599	143,976
Options, warrants and RSUs, treasury method not included in diluted shares above	3,506	—	2,357	—
Impact of RSUs	1,534	3,078	2,002	3,254
Adjusted EPS shares outstanding	132,690	147,871	142,958	147,230

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating (loss) income
Search	$29.0	$(0.1)	$(4.0)	$(128.6)	$(916.9)	$(1,020.6)
Match	28.8	—	(4.4)	(1.8)	—	22.6
ServiceMagic	1.8	—	—	(0.5)	—	1.4
Media & Other	(0.5)	(0.2)	—	(0.5)	—	(1.2)
Corporate	(17.8)	(20.8)	—	—	—	(38.6)
Total	$41.4	$(21.2)	$(8.4)	$(131.4)	$(916.9)	(1,036.4)
Other expense, net						(21.4)
Loss from continuing operations before income taxes						(1,057.8)
Income tax benefit						52.2
Loss from continuing operations						(1,005.5)
Loss from discontinued operations, net of tax						(7.4)
Net loss						(1,013.0)
Net loss attributable to noncontrolling interest						—
Net loss attributable to IAC shareholders						$(1,012.9)

Supplemental: Depreciation
Search	$8.6
Match	2.5
ServiceMagic	0.9
Media & Other	1.4
Corporate	2.8
Total depreciation	$16.3

	For the twelve months ended December 31, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating (loss) income
Search	$81.7	$(0.6)	$(6.5)	$(147.9)	$(916.9)	$(990.1)
Match	94.1	(0.2)	(4.4)	(4.9)	—	84.7
ServiceMagic	21.3	(0.1)	(5.0)	(2.8)	—	13.4
Media & Other	(28.7)	(0.7)	—	(2.1)	(1.1)	(32.5)
Corporate	(65.6)	(68.3)	—	—	—	(133.9)
Total	$102.8	$(69.9)	$(15.9)	$(157.7)	$(917.9)	(1,058.5)
Other income, net						91.0
Loss from continuing operations before income taxes						(967.5)
Income tax provision						(1.5)
Loss from continuing operations						(969.0)
Loss from discontinued operations, net of tax						(10.9)
Net loss						(979.9)
Net loss attributable to noncontrolling interest						1.1
Net loss attributable to IAC shareholders						$(978.8)

Supplemental: Depreciation
Search	$33.2
Match	9.8
ServiceMagic	3.3
Media & Other	7.1
Corporate	11.2
Total depreciation	$64.6

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill Impairment	Operating income (loss)
Search	$27.6	$—	$(4.9)	$(14.9)	$—	$7.8
Match	28.0	—	(3.1)	(0.1)	—	24.8
ServiceMagic	2.0	(0.3)	—	(0.4)	—	1.4
Media & Other	(14.0)	(0.3)	—	(4.4)	(11.6)	(30.4)
Corporate	(15.5)	(9.8)	—	—	—	(25.3)
Total	$28.1	$(10.4)	$(8.0)	$(19.9)	$(11.6)	(21.8)
Other income, net						308.2
Earnings from continuing operations before income taxes						286.4
Income tax provision						(65.9)
Earnings from continuing operations						220.5
Income from discontinued operations, net of tax						2.2
Net earnings						222.8
Net loss attributable to noncontrolling interest						4.7
Net earnings attributable to IAC shareholders						$227.4

Supplemental: Depreciation
Search	$8.7
Match	2.3
ServiceMagic	0.8
Media & Other	4.1
Corporate	3.0
Total depreciation	$19.0

	For the twelve months ended December 31, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill Impairment	Operating income (loss)
Search	$136.3	$—	$(4.9)	$(34.0)	$—	$97.5
Match	91.3	—	(15.1)	(0.7)	—	75.5
ServiceMagic	26.2	(0.7)	—	(1.5)	—	24.0
Media & Other	(32.2)	(1.1)	—	(7.8)	(11.6)	(52.7)
Corporate	(121.5)	(84.7)	—	—	—	(206.2)
Total	$100.1	$(86.5)	$(20.0)	$(43.9)	$(11.6)	(62.0)
Other income, net						155.4
Earnings from continuing operations before income taxes						93.5
Income tax benefit						37.7
Earnings from continuing operations						131.2
Gain on sale of a discontinued operation, net of tax						23.3
Loss from discontinued operations, net of tax						(316.5)
Net loss						(162.0)
Net loss attributable to noncontrolling interest						5.8
Net loss attributable to IAC shareholders						$(156.2)

Supplemental: Depreciation
Search	$35.9
Match	8.8
ServiceMagic	3.2
Media & Other	10.3
Corporate	12.8
Total depreciation	$71.1

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE, Jupiter Shop Channel, EPI, and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

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IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which we used in full prior to December 31, 2009.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Non-cash income or expense reflecting changes in the fair value of the derivative asset created in the HSE sale is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, continuing adverse economic conditions, or the worsening thereof, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Lisa Jaffa

(212) 314-7495 / 7365

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7236

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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